EXHIBIT (h)(1)(b)

SCHEDULE A Eaton Vance Mutual Funds Trust AMENDED ADMINISTRATIVE SERVICES AGREEMENT Dated March 1, 2008

Name of Fund	Effective Date

Eaton Vance Cash Management Fund	September 16, 1997
Eaton Vance Money Market Fund	September 16, 1997
Eaton Vance Government Obligations Fund	September 16, 1997
Eaton Vance High Income Opportunities Fund	September 16, 1997
Eaton Vance Strategic Income Fund	September 16, 1997
Eaton Vance Tax-Managed Growth Fund 1.1	September 16, 1997
Eaton Vance Tax-Managed Small-Cap Growth Fund	September 15, 1997
Eaton Vance Tax-Managed International Equity Fund	March 2, 1998
Eaton Vance Diversified Income Fund	November 15, 2004
Eaton Vance International Equity Fund	February 13, 2006
Eaton Vance Emerging Markets Local Income Fund	March 12, 2007
Eaton Vance Global Macro Fund	March 12, 2007
Eaton Vance International Income Fund	March 12, 2007